_Exhibit 99 Unaudited Financial Statements

CONECTISYS CORP.
Unaudited Consolidated Balance Sheet (Quarter Ended)
Feb-28-1998


Caption

                                                                     Feb-28-1998    Feb-28-1997     Nov-30-1997
                                                                       Unaudited     Unaudited       Unaudited
Assets
Current Assets
     Cash                                                                8,441       8,029           3,411
   Accounts Receivable-trade
        (net  allowance  for  doubtful  of  ($379)                       1,611      27,003            0
     Stock   Subscription  Receivable                                          0      0               0
     Other   Current  Asset                                                    0      0               0

Total    Current   Assets                                                 10,052    35,032          20,677

Notes   Receivable  net  (note  4)                                       627,500   446,625         181,270

Interest   Receivable   net   (note   4)                                       0     7,947            0

Property  and  Equipment  Net  (note  5)                                 118,596   140,373         118,904

Licenses  and  Technology,  net  of  accumulated  amortization           962,362 1,652,193         985,716

Other      Assets                                                              0     4,500            0

Total     Assets                                                       1,717,510 2,286,670        1,306,567

CONECTISYS CORP.
Unaudited Consolidated Balance Sheet (continued)
Feb-28-1998


                                                                     Feb-28-1998       Feb-28-1997   Nov-30-1997
                                                                       Unaudited        Unaudited     Unaudited

Liabilities and Shareholder equity
Current Liabilities
      Accounts   Payables                                                438,501         522,138          410,455
     Accrued  Compensation  (note  9)                                    293,280         148,849          223,448
   Notes Payables (notes 3 and 6)
             Related    Party                                                  0            0                0
             Other                                                       444,048         247,719          445,679
Other    Current   Liabilities                                            18,777          7,691            35,050
Accrued    interest   payable                                            102,199         121,035           92,752

Total    Current   Liabilities                                         1,296,806       1,047,432        1,207,384

Long term liabilities
   Notes Payables (notes 3 and 6)
             Related    Party                                                  0         522,965             0
              Other                                                            0         161,838             0

Total    Long   term   liabilities                                             0         684,803             0

Minority      Interest                                                         0            0                0

Shareholders Equity
    Preferred  Stock  -  Class  A 1,000,000 Shares  Authorized            20,500          20,500           20,500
         $ 1.00 Par Value, 20,500 Issued and Outstanding
     Convertible  Preferred  Stock  -  Class  B  1,000,000  Shares             0            0                0
        Authorized, $1.00 Par Value, -0- Shares Issued and
        Outstanding
 Common Stock - 250,000,000 Shares
          Authorized,  No  Par  Value                                  9,108,045       6,457,221        8,349,581
        8,815,152 Authorized Issued and Outstanding

    Accumulated  Gain  (Deficit)  During Development  Stage          (8,707,840)      (5,923,285)      (8,270,896)

Total    Shareholder   Equity                                            420,705         554,436           99,183

Total   Liabilities  and  Shareholders  Equity                         1,717,510       2,286,671        1,306,567

CONECTISYS CORP.
Condensed Statement of Operations (Quarter ended)
Feb-28-1998

                                                                                                         December 1,1990
                                                                                                        (Inception) through
                                                                      Feb-28-1998       Feb-28-1997          Feb-28-1998
                                                                       Unaudited         Unaudited             Unaudited
Revenues                                                                       0            66,092            491,805

Cost   of   Goods  Sold                                                   60,180            26,228            385,071

Gross    Profit                                                         (60,180)            39,864            106,734

     General   and  Administrative                                       365,440           334,091          5,147,591
      Bad   Debt   Write-offs                                                  0              0             1,680,522

Loss   From   Operations                                               (425,619)          (294,227)        (7,168,004)

Non-Operating   Income   (Expense)                                            30               101           (259,396)

Interest    Expense                                                     (11,355)           (16,218)          (771,098)

Minority     Interest                                                          0              0               121,747

Net  Loss                                                            $ (436,944)       $  (310,344)        (7,630,099)

Weighted   Average  Shares  Outstanding                                1,985,025         2,608,613

Net loss per share                                                   $    (0.22)    $       (0.12)

CONECTISYS CORP.
Condensed Statement of Cash Flows (Quarter End)
Feb-28-1998

                                                                                                        December 1,1990
                                                                     Feb-58-1998        Feb-28-1997   (Inception)through
                                                                       Unaudited         Unaudited     Feb 28, 1998

Operating activities
     Net   Income  (loss)                                              (436,944)        (310,344)       (7,630,099)
      Adjustments to reconcile net income (loss)
           to net cash Provided by (used in)
           operating activities:
                  Depreciation   and  amortization                        91,515         120,435         1,114,995
     Provision   for  bad   debt                                               0            0            1,644,156
     Stock  issued  for  services                                          6,234            0            2,159,382
     Stock   issued  for   interest                                            0            0              537,727
      Minority    interest                                                     0            0             (121,747)

Changes in operating assets and liabilities
   (Increase) decrease in assets
        Accounts   receivable                                              1,797           8,529            (3,236)
         Interest    receivable                                                0            0               43,740
           Deposits                                                            0            0               (4,792)
   Increase (decrease) in liabilities
         Accounts   payable                                               28,046         183,316           438,501
        Accrued   interest  payable                                        9,446          15,518            (3,218)
        Accrued   compensation                                            69,832          12,668           293,280
        Other   current  liabilities                                    (16,273)          (4,554)          124,194

    Net  cash  provided  by (used  in) operating  activities           (246,346)         (25,670)       (1,407,117)

Investing activities
     Increase  in  notes  receivable                                     279,374            0           (1,043,126)
    Costs  of  licenses  &  technology                                  (58,400)         (35,392)         (152,459)
     Purchase  of  equipment                                             (8,452)            0              (73,519)

    Net  cash  from  (used)  in investing  activities                    212,522         (35,392)       (1,269,104)

CONECTISYS CORP.
Condensed Statement of Cash Flows (quarter ended) (continued)
Feb-28-1998

Financing Activities
     Common  Stock  issued  for  cash                                     25,000            0              985,635
      Dividends   received                                                     0            0                 0
     Preferred   Stock  issuance                                               0            0               16,345
   Proceeds from debts
         Related   party                                                       0            0              223,244
          Other                                                                0            0            1,501,479
   Payments on debt
          Related                                                              0          (4,863)          (46,945)
          Other                                                                0          (1,881)          (15,904)
     Decrease  in  subscription  receivable                                    0            0               20,000
      Contributed   capital                                                    0            0                  515
    Net  cash  from  (used)  in financing  activities                     25,000          (6,744)        2,688,524

Net   Increase  (decrease)  in  cash                                     (8,824)         (16,466)

Cash   beginning  of   period                                             24,495           1,911
Cash   end   of  period                                                   17,265          24,495            17,265

Cash paid during the year for
       Interest                                                                0            0                  0
       Taxes                                                                   0            0                 2,732
Non Cash Activities
   Common stock issued for
            PP&E                                                               0            0               140,156
          Licenses   &  technology                                             0            0             2,166,964
          Repayment  of   debt                                                 0            0             1,753,786
          Services   &  interest                                           6,234            0             2,728,250

CONECTISYS CORP.
Statement of Shareholders Equity
Feb-28-1998

                                                                                                    Deficit Accumu-
                                                  Preferred Stock                                    lated During
                                                      Class   A                 Common Stock          Development
                                              Shares        Amount          Shares        Amount           Stage             Total


Balance, December 1, 1990 (re-entry
    development stage)                          -        $      -           212,188    $  1,042,140   $ (1,042,140)   $      -

Shares issued in exchange for:
    Cash,  May  31,  1993                       -               -            20,000           1,000           -             1,000
   Capital  contribution,  May  31,  1993       -               -            40,000             515           -               515
    Services,  March  26,  1993                 -               -            40,000             500           -               500
    Services,  March  26,  1993                 -               -            24,000             600           -               600

Net loss for the year ended
   November   30,  1993                         -               -               -            (5,459)          -            (5,459)

Balance,   November  30,  1993                  -               -            336,188      1,044,755     (1,047,599)        (2,844)

________________________________________________________________________________


Shares issued in exchange for:
    Services,  May  1,  1994                    -               -             48,000          3,000           -             3,000
    Cash,  September  1,  1994                  -               -            355,426         23,655           -            23,655
    Services,  September  15,  1994             -               -            173,986         11,614           -            11,614
    Cash,  September  26,  1994                 -               -             60,000         15,000           -            15,000
    Cash,   October  6,  1994                 16,345          16,345            -              -              -            16,345
  Cash, September and
          October,  1994                        -               -             26,400         33,000           -            33,000

Net   loss  for  the  year                      -               -               -              -           (32,544)       (32,544)

Balance,   November  30,  1994                16,345          16,345       1,000,000      1,131,024     (1,080,143)        67,226

________________________________________________________________________________

CONECTISYS CORP.
Statement of Shareholders Equity (continued)
Feb-28-1998

Shares issued in exchange for:
    Cash,  February  13,  1995                 -               -              23,200        232,000           -           232,000
   Debt  repayment,  February  13,  1995       -               -              40,800        408,000           -           408,000
   Debt  repayment,  February  20,  1995       -               -              95,562        477,810           -           477,810
  Acquisition of assets,
     CIPI   February  1995                     -               -             575,000      1,950,000           -         1,950,000
  Acquisition of assets,
    April  5,  1995  (Note 7  )                -               -             300,000           -              -              -
  Cash and services,
     April  and  May  1995                     -               -             320,000        800,000           -           800,000
    Cash,  June  1,  1995                      -               -              10,000         30,000           -            30,000
  Acquisition of assets and
     services,  September  26,  1995           -               -              80,000        200,000           -           200,000
    Cash,  September  28,  1995                -               -                 825          3,000           -             3,000
  Acquisition of assets,
      September  1995                          -               -             700,000      1,750,000           -         1,750,000
Return of assets, CIPI
      September  1995                          -               -            (554,000)    (1,950,000)          -        (1,950,000)

Net   loss  for  the  year                     -               -                -              -        (2,293,867)    (2,293,867)

Balance,   November  30,  1995              16,345          16,345         2,591,387      5,031,834     (3,374,010)     1,674,169

________________________________________________________________________________

Shares issued in exchange
 for(Note 7):
    Cash,   February,  1996                   -               -               27,778        125,000           -           152,779
    Debt  repayment,  February,  1996         -               -              200,000        639,779           -           612,000
    Services,  February,  1996                -               -               63,199        205,892           -           205,892
    Cash,  March,  1996                       -               -                3,571         25,000           -            25,000

Shares returned and
    canceled,  March,  1996                   -               -             (300,000)          -              -              -

    Services,  April,  1996                   -               -                  267          2,069           -             2,069
    Services,  September,  1996              4,155           4,155            11,727         36,317           -            40,472
    Services,  October,  1996                 -               -              130,800        327,000           -           327,000
    Debt  repayment,  November,  1996         -               -               47,000         64,330           -            64,330

Net   loss  for  the  year                    -               -                 -              -        (2,238,933)    (2,238,933)

Balance,   November  30,  1996              20,500         $20,500         2,775,729     $6,457,221    $(5,612,943)    $  864,778

CONECTISYS CORP.
Statement of Shareholders Equity (continued)
Feb-28-1998

Shares issued in exchange
 for (see note 7):
    Services,  March  1997                    -               -                4,550          6,879           -              6,879
    Debt,   April  1997                       -               -               16,000         13,120           -             13,120

    Services,  July  1997                     -               -               30,000         16,200           -             16,200
    Cash,   July  1997                        -               -              300,000        300,000           -            300,000
    Services  August  1997                    -               -              119,150         56,000           -             56,000

Restatement for 1:20
    reverse   stock   split                 20,500         $20,500           162,271     $6,849,420     $     -        $      -
   Adjustment for
     partial shares                           -               -                  113           -              -               -

Restated   totals                           20,500         $20,500           162,385     $6,849,420     $     -        $      -

Shares issued in exchange
  Officer compensation
     October,   1997                          -               -              465,013        186,004           -            186,004
  Director Compensation
     October,  1997                           -               -               60,500         24,200           -             24,200
    Services  October  1997                   -               -              944,153        377,661           -            377,661
    Debt   October   1997                     -               -            1,540,267        620,507           -            620,507
    Note   Receivable                         -               -            1,500,000        281,250           -            281,250
    Services  November  1997                  -               -                4,950         10,538           -             10,538

Net   loss  to  November,  30  1997           -               -               -                -        (2,657,954)     (2,657,954)

Balance,   November  30,  1997             20,500          $20,500         4,677,268      $8,349,581   $(8,270,897)    $    99,183

Shares issued in exchange
 for:
    Services  December,  1997                -                 -               4,550           6,234          -              6,234
    Cash   January  1998                     -                 -             133,334          25,000          -             25,000
    Note   receivable  January  1998         -                 -           4,000,000         727,230          -            727,230

Net   loss   to  February,28  1998           -                 -                -               -         (436,944)       (436,944)

Balance,   February   28,  1998            20,500           $20,500        8,815,152      $9,108,045   $(8,707,841)     $  420,704

  See summary of significant accounting policies and notes to consolidated financial statements.

Summary of Accounting Policies
Basis of Presentation

      The accompanying consolidated financial statements include the transactions of Conectisys Corporation (the "Company") and its 80% owned subsidiaries Technilink Technology Manufacturing, Inc. and PrimeLink, Inc. All material intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

Development Stage Company

      The Company returned to the development stage in accordance with SFAS No. 7 on December 1, 1990, and during the fiscal year ended November 30, 1995, the Company completed two mergers and is in the process of developing its technology and product lines.

Cash Equivalents

      For financial accounting purposes and the statement of cash
flows,   cash   equivalents  include  all  highly   liquid   debt
instruments with original maturities of three months or less.

Property and Equipment

      Property and equipment are recorded at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Property and equipment is estimated to have a useful life of 5-7 years.

Net Loss Per Common Share

      Net loss per common share is based on the weighted average number of common and common equivalent shares outstanding for the periods presented. Common equivalent shares representing the common shares that would be issued on exercise of convertible securities and outstanding stock options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds are not included since their effect would be anti-dilutive.

Stock Issued for Non-cash Consideration

      Shares of the Company's no par value common stock issued in exchange for goods or services are valued at the cost of the goods or services received or at the market value of the shares issued depending on the ability to estimate the value of the goods or services received.

Estimates

      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

License Agreements

      The  cost  of acquiring license rights are capitalized  and amortized over the shorter of the estimated useful life of the license or the term of the license agreement. The licenses are being amortized over a period of five years. At November 30, 1997, the Company generated some revenues from the licenses it acquired. Although management has developed a plan to develop and market the technology, it is reasonably possible that the estimates of expected future gross revenue will be reduced significantly in the near term due to competitive pressure. Consequently, the carrying amount of capitalized licenses at November 30, 1997 may be reduced materially in the near term. The carrying value of the licenses is subject to periodic evaluation and if necessary the amounts will be written down to their net realizable value. Technilink's carrying value was reduced by $625,000 in 1997 due to the lack of income generated form this license.

Technology

       Deferred technology costs include capitalized product development and product improvement cost incurred after achieving technological feasibility and are amortized over a period of five years.

Income Taxes

      The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets using the enacted rates in effect in the years in which the differences are expected to reverse.

New Accounting Pronouncements

       Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of long-lived Assets and for long-lived Assets to be Disposed Of" (SFAS No. 121) issued by the Financial Accounting Standards Board (FASB) is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The Company does not expect adoption to have a material effect on its financial position or results of operations.

       SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) issued by the FASB is effective for specific transactions entered into after December 15, 1995, while the disclosure requirements of SFAS No.123 are effective for financial statements for fiscal years beginning no later than December 15, 1995. The new standard establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods and services from non-employees in exchange for equity instruments. At the present time, the Company has not determined if it will change its accounting policy for stock based compensation or only provides the required financial statement disclosures. As such, the impact on the Company's financial position and results of operations is currently unknown.

      On March 3, 1997, FASB issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). This pronouncement provides a different method of calculating earnings per share than is currently used in accordance with APB 15, Earnings per Share. SFAS 128 provides for the calculation of Basic and Diluted earning per share. Basic earnings per share includes no dilution and is computed by dividing income available to common share holders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earning of the entity, similar to fully diluted earnings per share. This pronouncement is effective for fiscal years and interim periods ending after December 15, 1997; early adoption is not permitted. The Company has not determined the effect, if any, of adoption on its EPS computation(s)

Fair Value of Financial Instruments

     The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, stock subscription receivable, accounts payable, accrued compensation and notes payable other, approximate fair value because of the short maturity of these instruments. It is not practical to estimate the fair value of the notes payable related party due to their related party nature.

Reclassifications
     For comparability purposes, certain prior year accounts have been reclassified to conform with current year presentation.

NOTES TO CONSOLIDATED FINANCIALS

1. Business
   Nature of Organization

The Company was incorporated under the laws of Colorado on February 3, 1986, to analyze and invest in business opportunities as they may occur.

TechniLink has developed the Cube 2001 series for the monitoring and controlling of various devices in the petroleum and gas industry.

PrimeLink has developed a product line that uses cutting edge communications to assist in the monitoring of meters for utility companies and the petroleum industry. This technology, while eliminating the need for a meter reader, is more significant in enabling the utility companies to utilize energy conservation and, in the case of power companies, re-routing of electrical power to areas where it is needed. The devices are also in use in vending machines to monitor sales and functions of the vending machine without the physical inspection usually needed.

Effective December 1, 1994, the Company agreed to acquire all of the outstanding shares of Progressive Administrators, Inc. (PAI) in exchange for 300,000 shares of its no par value common stock. The transaction was to be accounted for as a purchase transaction. The shares to be issued by the Company were to be "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933, as amended. Accordingly, PAI would have been a wholly owned subsidiary of the Company as of December 1, 1994. PAI was formed in the state of Colorado on September 14, 1994 and is engaged in the records storage business.

Effective December 1, 1994, the Company also agreed to acquire all of the outstanding shares of Creative Image Products, Inc.
(CIPI) in exchange for 575,000 shares of its no par value common stock. The shares were issued in February of 1995. The shares issued by the Company were "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933, as amended. Accordingly, CIPI was a wholly owned subsidiary of the Company as of December 1, 1994. CIPI was formed in the state of Kansas on April 29, 1994, and is engaged in the insecticide business and through its wholly owned subsidiary, ADA Signature Distributors, Inc., the sign manufacturing business.

During 1995, the Company's only operations consisted of CIPI's manufacturing of organic insecticides prior to its disposal. On
September 28, 1995 the Company entered into an agreement to unwind the acquisition of CIPI. CIPI issued a promissory note to the Company in the amount of $1,302,500 to reimburse the Company for cash advances. In accordance with the agreement, the shares issued to CIPI were exchanged for all shares issued to the Company. The shares outstanding carry no value on the financial statements. The Receivable to this loan was written down to zero in 1997.

On February 15, 1996, PrimeLink entered into a Joint Marketing and Development Agreement ("Agreement") with SkyTel Corp. pursuant to which PrimeLink agreed to customize and develop a paging technology based receiver for use in connection with SkyTel's Two-Way wireless messaging services and system (the "SkyTel Network"). Both parties agreed to assist each other in the marketing of the PrimeLink product and the SkyTel Network. The Company believes that the joint marketing of its product with the SkyTel System could have significant potential for the Company. However, the Agreement does not require any purchases of the PrimeLink product by SkyTel, and may not necessarily result in any significant revenues for the Company. The Agreement is for a two-year term, and will automatically renew for additional one-year terms until terminated by either party.

Change of Control

During the year ended November 30, 1994, the Company issued a combination of voting common and voting preferred shares to Black Dog Ranch, LLC, an unrelated party, sufficient to transfer control of the Company to Black Dog Ranch, LLC. Accordingly, the Company is a subsidiary of Black Dog Ranch, LLC. In connection with the transfer of control, the Company changed its name to BDR Industries, Inc. During the year ended November 30, 1995, Black Dog Ranch, LLC sold its interest in the Company to Robert Spigno who now has the controlling interest in the Company. BDR Industries, Inc. then changed its name to Conectisys Corporation.

Formation of Subsidiary

Effective June 24, 1994, the Company formed a wholly owned subsidiary, CFC Capital Corporation. The entity is currently inactive.

Acquisition of Privately Held Companies
In September 1995, the Company acquired 80% of the outstanding stock of Technilink, Inc. a California Corporation, and 80% of the outstanding stock of PrimeLink, Inc., a Kansas corporation, in exchange for an aggregate of 200,000 shares of the Company's common stock. The acquisitions were accounted for as purchases. Both PrimeLink and Technilink are start-up companies with no material operating activity and therefore no Performa statements of operations were provided for 1995.

      The acquisitions of these companies occurred in connection with the signing of the license agreements discussed in Note 9. The Company issued a total of 700,000 shares of common stock and assumed a loan of $400,000 to acquire the licenses and the Corporations. The only major asset acquired from PrimeLink and Technilink was the license and technology. The stock issued was valued at $1,750,000; the fair market value of common stock issued, and is included in licenses and technology on the balance sheet.

2. Going Concern
As of November 30, 1997 and 1996, the Company has a deficiency in working capital of $1,186,807 and $780,357, respectively, and has incurred operating losses since its return to the development stage, which raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans for correcting these deficiencies include the future sales of their newly licensed products and to raise capital through the issuance of common stock to assist in providing the Company with the liquidity necessary to retire the outstanding debt and meet operating expenses. In the longer term, the Company plans to achieve profitability through the operations of its newly acquired subsidiaries. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

3. Related Party Transactions
The Company issued 2,494 and 2,515,891 shares of common stock during the years ended November 30, 1996 and 1997, respectively, to a related party in exchange for services, debt and compensation. which approximates the fair market value of the shares issued.

The Company also rents office space from S.W. Carver Corporation, a company owned by a major shareholder of the Company. The rent is continued on a month to month basis. The Company also paid S.W. Carver Corporation for bookkeeping services, which are included in general and administrative expenses. These services have been discontinued. Also, the Company had notes payable to S.W. Carver Corporation, see Note 6.

4. Notes Receivable
During  the  year ended November 30, 1995 and 1994,  the  Company advanced to CIPI $1,302,500. A note payable to the Company evidences this advance, due on demand or October 1, 1998, whichever is first. Interest on the note is at the rate of ten percent per year. As of November 30, 1996 and 1995, the Company has provided an allowance of $855,875 against this receivable. Interest receivable on this note has also been reserved accordingly. In 1997 the Company provided an allowance for the entire amount of the Note.

5. Property and Equipment
Property and equipment consisted of the following:
February 98,                       1998                 1997

Office equipment /         $    171,340         $    155,791
furniture
Vehicles                         35,362               35,362
Sub-total                       206,702              191,153
Less: accumulated
depreciation                   (89,106)             (50,780)
Total                      $    117,596         $    140,373




Depreciation expense for the years ended November 30, 1996 and 1997, totaled $38,263 and $79,345, respectively.

6.   Notes Payable
The notes payable consisted of the following:
February 28, 1998                               1998        1997

Notes payable to S.W. Carver
Corporation
     (a related party) unsecured,
due on                                    $     -0-      $ 513,311
demand at 10% interest, unpaid
     balance payable on February 15, 1998

Note payable to Devon Investment
Advisors
     Unsecured, due on demand at 10%          241,824     241,824
     Interest

Note payable to Black Dog Ranch, LLC
     Unsecured, due on demand at 8%
     interest, unpaid balance on              171,397     171,397
January 15, 1998

Note payable to Investor's Financial           25,000      25,000

Note payable to Ford Motor Credit,
     secured by vehicle, interest at
12.9%,                                          5,828      12,530
     unpaid balance on February 25,
1999

Note payable to Robert Spigno
(related
     party) unsecured, due on demand
at                                                -0-       8,000
     10% interest, unpaid balance on
     February 15, 1998

Total notes payable                             444,049     972,062

7.   Shareholders' Equity
The Company is authorized to issue 50,000,000 shares of $1.00 par value preferred stock, no liquidation preference. One million of the preferred shares are designated as Class A preferred shares which have super voting power wherein each share receives 100 votes and has anti-dilution rights. One million of the preferred shares are designated, as Class B preferred shares, which have conversion rights wherein each share may be converted into ten shares of common stock.

In March & July 1997, the Company issued 4,550 and 30,000 shares of common stock respectively for attorney fees in relation to various legal matters.

In April 1997, settled a lawsuit with the former directors of the Company. The Company issued to the former directors 16,000 shares of common stock.

In July the Company issued 300,000 shares of common stock to an investor for cash.

In August 1997, the Company issued 119,150 shares of common stock to the members of the board of directors for services.

In October 1997, the Company entered into two consulting agreements. In consideration for services to the Company, the consultants were paid 500,000 shares of common stock for services rendered. The company entered in to an agreement for funding and issued 1,500,000 for a note receivable that has been subsequently paid in full.


8. Income Taxes
Deferred income taxes consisted of the following:
November 30,                             1997           1996
Deferred tax asset, net            $3,454,392     $3,454,392
operating
     loss carryforward
Deferred tax liability                      -              -
Valuation allowance               (3,454,392)    (3,454,392)
Net deferred taxes               $       -      $       -


     The valuation allowance offsets the net deferred tax asset since it is more likely than not it would not be recovered.

9. Commitments and Contingencies
Employment Agreements

 Incorporated by reference 10KSB year ended November 30, 1995,
1996, 1997

Litigation

There are two legal proceedings to which the Company is a party. The first case, Securities and Exchange Commission (Plaintiff) Vs. Andrew S. Pitt, Conectisys Corp., Devon Investments Advisors, Inc., B & M Capital Corp., Mike Zaman, and Smith Benton & Hughes, Inc. (Defendants) Civil Case # 96-4164. The Case alleges that a fraudulent scheme was orchestrated and directed by the defendants to engage in the sale and distribution of unregistered shares of Conectisys by creating the appearance of an active trading market for the stock of Conectisys and artificially inflating the price of its shares. In the suit, the SEC seeks permanent injunctions from violating securities laws. The SEC does not seek any civil penalties from the Company. The courts having conducted a trial of this matter without a jury and taken it under submission, found for the plaintiff as follows: against Conectisys on the claim that the defendant violated section 5(a), 5(c), 17(a). Conectisys was NOT found to have violated section 10(b), 10(b-5), or 15(c). The Plaintiff was ordered to file proposed findings of fact and conclusions of law. The Plaintiff has filed subsequent to the year ended November 30, 1997, with its conclusions and findings and is requesting that the Company disgorge alleged profits plus interest totaling $1,013,514.60. The Company has filed objections to their claims. After the court settles the findings and conclusions, the court will enter further orders with respect remedy or remedies to be granted to the plaintiff.

The second case was brought by Clamar Capital Corp. (the "Plaintiff ") against Smith Benton & Hughes; Michael Zaman; Claudia Zaman; Andrew Pitt and Conectisys Corp. (collectively the "Defendants"). The case was brought before the District Court of Arapahoe, State of Colorado, case No. 97-CV-1442, Division 3.
The Plaintiff did not specify an amount of damages that it seeks from the defendants.